Exhibit 99.1

Behringer Harvard Acquires

New, Pre-Certified LEED Office Building in Houston

DALLAS, January 17, 2008 – Behringer Harvard announced today that it has acquired Westway One, a three-story, approximately 143,000-square-foot office property in the Northwest submarket of Houston, Texas. The property is pre-certified LEED CS at the Silver Level.

“LEED” is the Leadership in Energy and Environmental Design Green Building Rating System, developed by the U.S. Green Buildling Council, which provides a suite of standards for environmentally sustainable construction. Westway One’s LEED Silver designation reflects the building’s achievement in sustainable design and construction for its core and shell.

“Westway One gives us the opportunity to invest in an environmentally conscious, newly constructed building that is strategically positioned to lead within the submarket in attracting tenants,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “One of Houston’s top-performing areas, the Northwest submarket is rapidly defining itself as an area attractive to large, high-end corporations. Westway One’s anticipated lower operating costs, a result of its responsible design, and long-term leases should provide strong financial benefits to our REIT I program.”

Situated on a nine-acre site at 11210 Equity Drive, Westway One is part of a master-planned commercial development called Westway Business Park. The building was completed in November 2007 and contains numerous “green” features including low-water-use irrigation and plumbing systems, heat-reflective roofing, high-efficiency electrical and air conditioning systems, ultraviolet air treatment and micro air filtration, and environmentally friendly building materials. The building is distinguished by its under-floor air distribution system, which uses substantially less energy, provides better indoor air quality and allows each occupant to control their own air temperature.

Westway One is located on the Sam Houston Tollway between U.S. 290 and Interstate 10, with direct freeway access to all major portions of the city. The property is 78 percent leased to NATCO (National Tank Company; NYSE: NTG), Seadrill Americas Inc. and Petro Technics USA.

According to Property & Portfolio Research, Inc., employment in the metro Houston area grew by 2.1 percent, nearly double the national growth rate, from October 2006 to October 2007. In addition, a January 2008 Grubb & Ellis Co. survey reported that Houston posted 5.7 million square feet of positive absorption in 2007, which marks its highest annual net absorption total since 1997.

Westway One was acquired by Behringer Harvard REIT I, Inc., a primarily institutional-quality office portfolio of 75 properties offering more than 25 million square feet of rentable space in 23 states and Washington, D.C.

-more-

The project was developed and sold by Dienna Nelson Augustine Company, a Houston-based commercial real estate development firm.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President – Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

# # #